NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 16, 2021, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on April 01, 2021 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Energy Transfer Operating, L.P. and Energy Transfer LP became effective after market close on April 1, 2021. Each 7.375% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units will be converted into the right to receive one newly issued 7.375% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Unit of Energy Transfer LP. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on April 05, 2021.